The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com	Investors Paul Massoud The Mosaic Company 813-244-0669 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2021 RESULTS

TAMPA, FL, August 2, 2021 - The Mosaic Company (NYSE: MOS), reported net income of $437 million, or $1.14 per diluted share, for the second quarter of 2021. Adjusted EPS(1) was $1.17 and adjusted EBITDA(1) was $829 million. Gross margin was $752 million compared to $257 million a year ago, reflecting improved per tonne margins in all three operating segments as a result of higher prices and transformation benefits, partially offset by lower volumes. Reported earnings were negatively impacted by notable items of $27 million.
“Mosaic's results for the second quarter of 2021 highlight the benefits of our transformation efforts in a strong pricing environment,” said Joc O’Rourke, President and CEO. “Underlying agricultural markets remain constructive, and this is driving demand for fertilizer. The second half of 2021 is expected to be one of our strongest periods in more than a decade.”
Highlights:
•Second quarter revenues were up 37 percent year-over-year to $2.8 billion, as stronger pricing more than offset lower volumes.
•Gross margins in the quarter were up 193 percent from the prior year period, primarily as a result of year-over-year price increases. The gross margin rate in the quarter was 26.9 percent, up from 12.6 percent in second quarter of 2020 and the highest gross margin rate since the first quarter of 2013.
•The company generated $1.0 billion in cash flow from operations during the quarter, or $718 million after subtracting capital expenditures.
•Third quarter phosphate and potash segment sales are approximately 90 percent committed and priced.
◦Phosphate average realized prices in the third quarter are expected to be $90 to $100 per tonne higher than prices realized during the second quarter. Raw material costs in the third quarter are expected to increase $15 to $25 per finished tonne above second quarter costs.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

◦Potash average realized prices are expected to be $25 to $35 per tonne higher than second quarter realized prices.
•Mosaic's balance sheet continued to strengthen. Net debt as of June 30 totaled $3.0 billion, down $1.1 billion from the year ago period and included unrestricted cash and cash equivalents of $1.4 billion. In August, the company is proceeding with the early retirement of $450 million of long-term debt that matures in November 2021.
•Capital expenditures were $297 million in the second quarter. Full year capital expenditures are expected to increase from $1.1 billion to approximately $1.2 billion as the company further accelerates the ramp up of the Esterhazy K3 potash project and takes advantage of high returning growth opportunity projects.
•Phosphates sales volumes were down 11 percent year-over-year to 2.0 million tonnes as sales were limited by production. Segment revenues over the same period were up 54 percent as a result of strong price increases. Improved pricing, partially offset by higher raw material and conversion costs, resulted in gross margin increasing to $156 per tonne, up from last year's $7 per tonne. Sulfur availability negatively impacted production volumes, which totaled 1.8 million tonnes in the second quarter, but this issue has been resolved with the recovery of U.S. Gulf refinery operating rates. Production volumes in the second half of 2021 are expected to return to normal levels.
•Potash sales volumes of 2.3 million tonnes in the second quarter, down 9 percent year-over-year, were negatively impacted by rail issues that slowed Canpotex sales. In early June, Mosaic shut down its K1 and K2 shafts, accelerated the shift of ore production to the new K3 project at Esterhazy, and began the process to restart operations at Colonsay. The company now expects the net negative impact to sales volumes to be approximately 500,000 tonnes in the second half of 2021, down from the original estimate of 800,000 tonnes. As a result of strong demand and limited supply, average MOP prices, fob mine, in the second quarter were up $61 per tonne year-over-year and up $43 per tonne from the first quarter of 2021. Gross margin per tonne in the second quarter was $93, or $100 per tonne excluding the notable costs related to the accelerated depreciation of K1 and K2.
•Mosaic Fertilizantes recorded net sales of $1.0 billion in the second quarter of 2021, up 32 percent from the year ago period, as higher prices offset an 8 percent decline in volumes. In the quarter, Mosaic Fertilizantes generated a gross margin per tonne of $78, or $81 per tonne on an adjusted basis, primarily due to higher prices. The business is ahead of schedule in reaching its targeted $200 million of annual EBITDA contribution from transformation in the 2019 to 2022 period.
•The company released its annual sustainability report noting progress on meeting its 2025 environmental targets, reporting reductions of freshwater use and GHG emissions since our baseline year of 18% and 10%, respectively.

Second Quarter Segment Results

Potash Results*	2Q 2021	1Q 2021	2Q 2020
Sales Volumes million tonnes	2.3	2.0	2.6
MOP Selling Price(2)	$243	$200	$182
Gross Margin (GAAP) per tonne	$93	$71	$51
Adjusted Gross Margin (non-GAAP) per tonne(1)	$100	$82	$60
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

Net sales in the Potash segment totaled $663 million for the second quarter, up from $555 million one year ago, due to higher prices partially offset by lower volumes. Gross margin for the second quarter was $217 million compared to $132 million for the same period a year ago.
MOP cash costs excluding brine management costs, were $62 per tonne, compared to $56 per tonne in the prior year quarter. Cash costs per tonne were negatively impacted by lower operating rates and the strengthening of the Canadian dollar. Esterhazy idle plant costs related to the closure of K1 and K2, included in costs of goods sold, totaled $7 million, but these costs are expected to be eliminated as K3 ramps up to full production. Brine management cash costs in the quarter were $13 million. With the closure of K1 and K2, brine management costs will no longer be reported. Closure costs for Esterhazy K1 and K2 were $158 million in the quarter, primarily reflecting asset write-downs.
Mosaic now expects the net production impact of the closures to be approximately 700,000 tonnes, which is 300,000 tonnes lower than earlier estimates and reflects the acceleration of the completion of the second production hoist at K3 and the restart of Colonsay. The expected impact to sales in 2021 has now been lowered to approximately 500,000 tonnes.

Mosaic Fertilizantes Results*	2Q 2021	1Q 2021	2Q 2020
Sales Volumes million tonnes	2.3	2.1	2.6
Brazil MAP Selling Price(3)	$589	$421	$314
Average Finished Product Selling Price (destination)	$442	$370	$308
Gross Margin (GAAP) per tonne	$78	$50	$39
Adjusted Gross Margin (non GAAP) per tonne(1)	$81	$50	$39
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(3)Average MAP selling price (Brazil production, delivered price to third party customers)

Net sales in the Mosaic Fertilizantes segment were $1.0 billion for the second quarter, up from $787 million in the prior year period due to higher year-over-year prices. Gross margin was $185 million, compared to $101 million for the same period a year ago, as improved pricing and transformation benefits were partially offset by inflationary pressures on production costs and unfavorable foreign currency impacts.
Lower reported sales volumes were the result of limited inventories, lower operating rates, and an increase in produced volumes sold through the company's own distribution system. The mined volumes and conversion plant operating rates were impacted by turnarounds in the second quarter, which also impacted cost per tonne metrics. The company expects both operating rates and mined volumes to revert to normal levels in the second half of 2021.

Phosphates Results*	2Q 2021	1Q 2021	2Q 2020
Sales Volumes million tonnes	2.0	2.1	2.2
DAP Selling Price(4)	$544	$426	$287
Gross Margin (GAAP) per tonne	$156	$84	$7
Adjusted Gross Margin (non-GAAP) per tonne(1)	$156	$84	$12
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)

Net sales in the Phosphates segment were $1.2 billion for the second quarter of 2021, up from $762 million in the prior year period due to higher year-over-year prices partially offset by lower volumes. Gross margin was $309 million, compared to $18 million for the same period a year ago, as improved pricing and transformation benefits were partially offset by lower volumes and higher raw material costs. Gross margin per tonne was $156 compared to $7 in the prior-year period.
Production of finished phosphates totaled 1.8 million tonnes, reflecting previously disclosed sulfur availability issues in the first half of 2021. This issue has been resolved, and we expect normal production operating rates in the third and fourth quarters. Finished product inventories remain low, and we expect our sales to be roughly in line with production in the second half of 2021.
While the spot price of ammonia in the quarter was $530 per tonne, up $296 per tonne over the prior year period, Mosaic's realized cost used in production was $382 per tonne, up $93 per tonne, reflecting the benefits of internal production and the long-term, natural gas-based CF contract. Roughly one third of our ammonia consumption is purchased on the spot market, providing us with a competitive advantage. The company has given CF notice that it intends to increase purchase volumes under the contract in the second half of 2021.

Higher cash costs in the segment are primarily the result of near-term volume declines. The increase in U.S. mined rock cash costs reflected lower volumes as a result of moving to new mining areas at South Fort Meade. Cash conversion cost increases primarily related to the volume impact of sulfur constraints during the quarter.
Other
Selling, general and administrative costs (SG&A) were $108 million, up from $95 million in the year-ago period, which primarily reflected spending on our strategic priorities, including transformation and technology projects.
Total Asset Retirement Obligation cash spending in the quarter was $41 million, which continued to reflect spending related to the Plant City closure.
The effective tax rate during the quarter was 20.7 percent, reflecting the benefits of strong phosphate earnings in the U.S. Tax jurisdiction. The company expects an effective rate for full year 2021 in the mid-20 percent range under current tax regulations.
2021 Market Outlook and Key Assumptions
Strong agricultural trends driving demand for fertilizers are expected to continue through the second half of 2021 and beyond. Grower economics in most global growing regions remain attractive as a result of strong crop demand, higher priced but still affordable inputs, and favorable weather. In three of the four major fertilizer markets, North America, Brazil and China, domestic crop prices continue to incent nutrient application to drive higher yields. In the fourth country, India, a normal monsoon and good crop prices are incenting growers to maximize yields. However, supply may be limited by importer economics, where margins are negative given the market prices, current subsidy, and the government set retail price. India shipments are likely to remain constrained until the situation changes. However, even with recent lower shipments to India, global markets are expected to remain tight.

Phosphate producer and channel inventories remain well below normal levels. While Chinese phosphate exports were up 2.1 million tonnes in the first half of 2021 to meet the strong global demand, China's National Development and Reform Commission has requested phosphate producers stop exporting to focus on supplying domestic needs. We currently expect 2021 exports to end the year down from 2020 levels. Recent industry restructuring is expected to further limit supplies available for export beyond 2021.

Approximately 90 percent of phosphate and potash segment sales expected to be realized in the third quarter are already priced. In phosphates, the company expects to realize $90 to $100 per tonne average realized price improvement in the third quarter over the second quarter, all related to increasing market prices and reflecting approximately a 60-day lag between visible market prices and price realization. Raw material costs are expected to increase $15 to $25 per finished tonne in the third quarter from the second quarter. Potash prices in the third quarter are expected to be $25 to $35 above second quarter average realized prices.

The company provided the following modeling assumptions for the full year 2021:

Estimated reconciling items EBITDA to EPS	Full Year 2021
Depreciation, Depletion & Amortization	$800 - $820 million
Selling, General, and Administrative(1)	$380 - $410 million
Net Interest Expense	$160 - $170 million
Non-notable adjustments	$80 - $90 million
Effective tax rate(2)	Mid 20’s %
(1)Mark-to-market adjustments on equity-based incentive compensation may drive further changes to SG&A expectations.
(2)The company expects cash taxes for the full year 2021 to be approximately $200 million, dependent upon earnings levels and geographic mix.

Capital Expenditures Expectations	$ in Billions
Sustaining Capital	$0.75-$0.80
Growth Capital	$0.40-$0.45
Total Capital	~$1.2
.

Sensitivities Table Using 2020 Cost Structure
The company provided the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.
These sensitivities are based on 2020 adjusted EBITDA of $1.56 billion. The company hedges approximately 50 percent of its Brazilian real exposures over time.

Sensitivity	Full year adj. EBITDA impact(1)	2020 Actual
Average MOP Price / tonne (fob mine)(3)	$10/mt price change = $65 million (2)	$181
Average DAP Price / tonne (fob plant)(3)	$10/mt price change = $105 million	$310
Average BRL / USD	0.10 change, unhedged = $13 million(4)	5.15
Average CAD / USD	0.01 change, unhedged = $13 million	1.35
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Includes impact of Canadian Resource Tax
(3) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(4) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Tuesday, August 3, 2021, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 678-825-8336 Conference ID# 5744899. All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the potential drop in oil demand/production and its impact on the availability and price of sulfur, political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended September 30, 2019, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2021, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.03):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$111	$(27)	$0.21
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	38	(10)	0.08
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(11)	3	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(4)	1	—
Accelerated depreciation	Potash	Cost of goods sold	(15)	4	(0.04)
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	1	—	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	6	0.01
ARO Adjustment	Phosphates	Other operating income (expense)	(3)	1	—
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(6)	1	(0.01)
Esterhazy closure costs	Potash	Mine closure costs	(158)	43	(0.30)
Gain on sale of warehouse	Corporate and Other	Other operating income (expense)	20	(5)	0.04
Total Notable Items			$(27)	$17	$(0.03)

For the three months ended June 30, 2020, the company reported the following notable items which, combined, positively impacted earnings per share by $0.01:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$34	$(15)	$0.05
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	9	(4)	0.01
Accelerated depreciation	Potash	Cost of goods sold	(22)	9	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(12)	5	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(7)	3	(0.01)
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	3	(1)	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	3	0.01
Government mandated mine shutdown	Phosphates	Cost of goods sold	(8)	3	(0.01)
Legal settlement	Potash	Other operating income (expense)	7	(3)	0.01
Write-down of assets	Mosaic Fertilizantes	Other operating income (expense)	(4)	2	(0.01)
ARO adjustment - closed facilities	Phosphates	Other operating income (expense)	(50)	22	(0.07)
Tax Rate Change	Consolidated	(Provision for) benefit from income taxes	—	32	0.08
Total Notable Items			$(50)	$56	$0.01

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$2,800.7	$2,044.7	$5,097.8	$3,842.8
Cost of goods sold	2,048.4	1,787.7	3,910.6	3,544.4
Gross margin	752.3	257.0	1,187.2	298.4
Selling, general and administrative expenses	107.6	95.1	209.3	163.0
Mine closure costs	158.1	—	158.1	—
Other operating expense	2.6	76.1	22.6	115.8
Operating earnings	484.0	85.8	797.2	19.6
Interest expense, net	(37.3)	(49.3)	(82.3)	(90.4)
Foreign currency transaction gain (loss)	111.1	34.1	65.3	(180.1)
Other income	1.4	2.4	4.4	6.9
Earnings (loss) from consolidated companies before income taxes	559.2	73.0	784.6	(244.0)
Provision for (benefit from) income taxes	115.9	(2.7)	175.6	(135.7)
Earnings (loss) from consolidated companies	443.3	75.7	609.0	(108.3)
Equity in net (loss) of nonconsolidated companies	(4.5)	(29.8)	(12.0)	(49.8)
Net earnings (loss) including noncontrolling interests	438.8	45.9	597.0	(158.1)
Less: Net earnings (loss) attributable to noncontrolling interests	1.6	(1.5)	3.1	(2.5)
Net earnings (loss) attributable to Mosaic	$437.2	$47.4	$593.9	$(155.6)
Diluted net earnings (loss) per share attributable to Mosaic	$1.14	$0.12	$1.55	$(0.41)
Diluted weighted average number of shares outstanding	383.3	381.3	383.0	378.9

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,417.6	$574.0
Receivables, net, including affiliate receivables of $78.2 and $144.8, respectively	930.5	881.1
Inventories	2,194.4	1,739.2
Other current assets	445.1	326.9
Total current assets	4,987.6	3,521.2
Property, plant and equipment, net of accumulated depreciation of $7,968.4 and $8,106.8, respectively	12,062.8	11,854.3
Investments in nonconsolidated companies	668.7	673.1
Goodwill	1,201.3	1,173.0
Deferred income taxes	1,169.4	1,179.4
Other assets	1,383.7	1,388.8
Total assets	$21,473.5	$19,789.8
Liabilities and Equity
Current liabilities:
Short-term debt	$0.1	$0.1
Current maturities of long-term debt	494.9	504.2
Structured accounts payable arrangements	830.7	640.0
Accounts payable	924.8	769.1
Accrued liabilities	1,887.4	1,233.1
Total current liabilities	4,137.9	3,146.5
Long-term debt, less current maturities	3,967.9	4,073.8
Deferred income taxes	1,073.5	1,060.8
Other noncurrent liabilities	1,778.6	1,753.5
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 390,776,964 shares issued and 379,894,467 shares outstanding as of June 30, 2021, 389,974,041 shares issued and 379,091,544 shares outstanding as of December 31, 2020	3.8	3.8
Capital in excess of par value	882.6	872.8
Retained earnings	11,075.9	10,511.0
Accumulated other comprehensive loss	(1,624.3)	(1,806.2)
Total Mosaic stockholders' equity	10,338.0	9,581.4
Noncontrolling interests	177.6	173.8
Total equity	10,515.6	9,755.2
Total liabilities and equity	$21,473.5	$19,789.8

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net cash provided by operating activities	$1,015.1	$813.7	$1,333.9	$1,003.6
Cash Flows from Investing Activities:
Capital expenditures	(297.2)	(257.2)	(585.8)	(520.7)
Purchases of available-for-sale securities - restricted	(76.8)	(138.5)	(200.5)	(348.5)
Proceeds from sale of available-for-sale securities - restricted	75.3	137.2	186.1	341.0
Purchases of held-to-maturity securities	—	—	(0.8)	(0.7)
Proceeds from sale of held-to-maturity securities	—	—	0.8	0.8
Other	27.6	0.6	20.6	0.5
Net cash used in investing activities	(271.1)	(257.9)	(579.6)	(527.6)
Cash Flows from Financing Activities:
Payments of short-term debt	(25.0)	(688.9)	(25.0)	(821.5)
Proceeds from issuance of short-term debt	10.0	289.6	25.0	1,395.0
Payments of structured accounts payable arrangements	(181.7)	(288.7)	(342.7)	(701.6)
Proceeds from structured accounts payable arrangements	212.8	193.7	527.5	365.3
Collections of transferred receivables	102.1	—	188.7	—
Payments of transferred receivables	(160.6)	—	(160.6)	—
Payments of long-term debt	(14.2)	(17.2)	(128.7)	(31.4)
Cash dividends paid	(28.6)	(19.0)	(47.5)	(37.9)
Other	3.1	(0.2)	2.9	(0.3)
Net cash provided by financing activities	(82.1)	(530.7)	39.6	167.6
Effect of exchange rate changes on cash	69.2	(15.4)	49.1	(84.3)
Net change in cash, cash equivalents and restricted cash	731.1	9.7	843.0	559.3
Cash, cash equivalents and restricted cash - beginning of period	706.3	1,081.9	594.4	532.3
Cash, cash equivalents and restricted cash - end of period	$1,437.4	$1,091.6	$1,437.4	$1,091.6

	Six months ended

	June 30, 2021	June 30, 2020
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$1,417.6	$1,073.3
Restricted cash in other current assets	10.6	8.5
Restricted cash in other assets	9.2	9.8
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$1,437.4	$1,091.6

Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to Mosaic	$437.2	$47.4	$593.9	$(155.6)
Basic weighted average number of shares outstanding	379.8	379.1	379.5	378.9
Dilutive impact of share-based awards	3.5	2.2	3.5	—
Diluted weighted average number of shares outstanding	383.3	381.3	383.0	378.9
Basic net income (loss) per share attributable to Mosaic	$1.15	$0.13	$1.56	$(0.41)
Diluted net income (loss) per share attributable to Mosaic	$1.14	$0.12	$1.55	$(0.41)
Notable items impact on net income (loss) per share attributable to Mosaic	0.03	(0.01)	0.19	0.46
Adjusted diluted net income (loss) per share attributable to Mosaic	$1.17	$0.11	$1.74	$0.05

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended June 30,	Three months ended June 30,
	2021	2020
Consolidated net earnings attributable to Mosaic	$437	$47
Less: Consolidated interest expense, net	(37)	(49)
Plus: Consolidated depreciation, depletion and amortization	204	215
Plus: Accretion expense	19	17
Plus: Share-based compensation (income) expense	4	8
Plus: Consolidated provision for (benefit from) income taxes	116	(3)
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	(4)	(30)
Plus: Notable items	8	20
Adjusted EBITDA	$829	$383

	Three months ended
Potash Gross Margin (per tonne)	June 30,	March 30,	June 30,
	2021	2021	2020
Gross margin / tonne	$93	$71	$51
Notable items in gross margin / tonne	7	11	9
Adjusted gross margin / tonne	$100	$82	$60

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	June 30,	March 30,	June 30,
	2021	2021	2020
Gross margin / tonne	$78	$50	$39
Notable items in gross margin / tonne	3	—	—
Adjusted gross margin / tonne	$81	$50	$39

	Three months ended
Phosphates Gross Margin (per tonne)	June 30,	March 30,	June 30,
	2021	2021	2020
Gross margin / tonne	$156	$84	$7
Notable items in gross margin / tonne	—	—	5
Adjusted gross margin / tonne	$156	$84	$12